Exhibit 10.29

(AM&T 9/17/09)

KASHIMACOAT Agreement

This Agreement is entered into by and between FOX Factory, Inc.(“FOX”), a corporation incorporated under the law of the state of California, having its head office at 130 Hangar way, Watsonville, California 95076 and Miyaki (“Miyaki”), a corporation incorporated under the law of Japan, having its head office at 1-12-15 Sakuradai, Nishi-ku, Hamamatsu city, Shizuoka prefecture, Japan, as of 2009;

Whereas, Fox desires to use aluminum tubes for bicycle suspension components with “KASHIMACOAT”; and

Whereas, Miyaki is interested in providing such KASHIMA coating services for the tubes of the suspension components supplied by FOX and/or selling Products to FOX after it purchases the Tubes from the Taiwanese manufacturer of the Tubes and it makes KASHIMA coating, each in accordance with the terms hereof;

And therefore, the parties hereby agree as follows:

Article 1 (Definitions)

The following terms shall have the meanings defined herein:

The “Products” mean the KASHIMACOATED Tubes supplied by Miyaki to FOX hereunder;

The “Tubes” means aluminum finished parts, per FOX specification and drawings, for suspension components of bicycles that are KASHIMACOATED or to be KASHIMACOATED; and

the “KASHIMACOAT”, “KASHIMA coating” or “KASHIMACOATED” means coating presently made by Miyaki generally for various parts of bicycles or other products for commercial production in Japan at its factory.

Article 2 (Coating Services)

1.	FOX will provide to Miyaki, monthly, a non-binding rolling six month run rate forecast (“Proposed Run Rate”). Upon receipt of the Proposed Run Rate by Miyaki, Miyaki will accept the Proposed Run Rate (“Accepted Rate Proposal”) or advise FOX that such Proposed Run Rate is unacceptable (“Unacceptable Rate Proposal”). In the event that the Proposed Run rate is deemed unacceptable by Miyaki, the parties will negotiate in good faith toward a mutually agreeable rate (“Agreed Rate”). FOX may from time to time, in its sole discretion, request KASHIMA coating on the Tubes under a purchase order and if such purchase order is consistent with the Accepted Rate Proposal or Agreed rate then Miyaki will accept the order, and an individual purchase contract will have been validly created. In the event that Miyaki reasonably commits to, or purchases, material or Tubes in anticipation of a FOX purchase order and FOX does not submit such reasonably anticipated purchase order, FOX will purchase such material from Miyaki to the extent that such material cannot be otherwise used by Miyaki. Except for the directly preceding sentence, nothing in this Agreement shall be construed to bind or obligate FOX to purchase any Tubes, Products or coatings from Miyaki. The individual purchase contract shall be subject to the terms and conditions of this Agreement including those specified in Appendix E.

2.	Miyaki shall provide KASHIMA coating services to Tubes supplied by FOX, or to Tubes purchased by Miyaki from Hodaka, under each individual service contract. In the event that the Tubes are supplied from FOX, then FOX shall deliver uncoated Tubes to Nagoya, a port in Japan, with a 45 days prior (to the proposed delivery date) notice to Miyaki containing the proposed delivery date, the established quantity and other specifications for delivery and KASHIMA coating.

3.	After KASHIMA coating, Miyaki shall deliver the KASHIMACOATED Tubes at the Oakland port and FOX shall take them at the Oakland port, with a notice to FOX promptly after the bill of lading date.

4.	All Japan inland transportation, ocean transportation from Japan to U.S. (Oakland, California) and insurance therefor shall be arranged and paid by Miyaki, and U.S. inland transportation, ocean transportation from U.S. to Japan (Nagoya) and insurance therefor shall be paid by FOX. Each of the parties shall pay their respective taxes and duties when imposed.

5.	The fee for KASHIMA coating and the delivery for each Tube shall be per quote in response to request by FOX, subject to Paragraph 7 below. The parties shall discuss and negotiate the fee for subsequent years.

6.	The fee shall be paid by FOX by wire remittance to the bank account in Japan designated by Miyaki within 30 days after the relevant bill of lading date for shipment of the KASHIMACOATED Tubes to FOX.

7.	If yen appreciates or depreciates by 5% or more against U.S. dollars from 95 yen/ 1 U.S. dollar, based on which the price was agreed to above, the price for an order placed by FOX thereafter shall be adjusted accordingly.

Article 3 (Sales with Coating)

1.	When the parties agree, Miyaki will purchase uncoated Tubes from Hodaka; HDK Industrial Co. LTD., a Taiwanese manufacture of Tubes (“Taiwanese Supplier”), with the terms and conditions to be agreed with the Taiwanese Supplier, within the specific and irrevocable authorization of FOX in terms of the quantity, period and specifications as set forth in a purchase order from FOX to Miyaki. The purchase price of Tubes can be agreed freely between Miyaki and the Taiwanese Supplier. The specifications (except for coating) and performance of the Tubes shall be negotiated and agreed to by and between FOX and the Taiwanese Supplier and Miyaki will not be involved in this respect.

2.	When an individual sale and purchase contract is made between the Taiwanese Supplier and Miyaki, Miyaki shall give a notice to FOX to such effect. Beforehand, however,, Miyaki and FOX shall enter into a purchase order for the Tube including the price on a C.I.F. (Oakland, California) basis (as defined under the ICC Incoterms).

3.	After Miyaki makes KASHIMA coating on the Tubes so supplied and purchased, Miyaki will sell and deliver the KASHIMACOATED Tubes to FOX in accordance with the purchase order..

4.	Article 2, Paragraphs 4, 6 and 7 shall be equally applied to the sale by Miyaki to FOX of the KASHIMACOATED Tubes under this Article 3.

Article 4 (Use of KASHIMACOAT)

1.	Subject to the terms and conditions hereof, Miyaki shall grant a right to FOX to exclusively use the trademark of the “KASHIMACOAT” on products comprising the Tubes and/or on related sales and marketing material worldwide. except the use already permitted by Miyaki as of the date hereof (such as to Kowa, Tech-In and Kimori [Bicycles]). The right of FOX to use the “KASHIMACOAT” trademark shall be subject to FOX’s minimum FOX model year order of one hundred thousand (100,000) Tubes. FOX shall not challenge or apply for registration of the same, similar or confusing marks in or outside U.S. in any Class.

2.	FOX may from time to time advise Miyaki of a possibility or its desire for coating with improved performance characteristics and Miyaki may (but has not an obligation to) develop new coating technology which is more suitable for suspension components of bicycles. The parties confirm and agree that all of intellectual property rights and industrial property rights developed by Miyaki (including patents, know-how, trade marks and names, all of the foregoing hereinafter “IP”) shall belong to Miyaki but, FOX shall have a right to first refusal for exclusive use of such IP and/or new trademark for suspension components of bicycles, subject to the terms of Article 4, paragraph 1 hereof.

Article 5 (Product Liability)

1.	Subject to the terms and conditions herein, FOX shall have all product liability, warranty liability, contractual or tort liability (“Liabilities”) to end users, distributors and dealers of bicycles incorporating the Products relating to or in connection with sale, distribution, maintenance and use thereof, and Miyaki shall not have such Liabilities to them.

2.	FOX represents and warrants to Miyaki that FOX has sufficient and commercially reasonable insurance policies to cover potential Liabilities.

3.	FOX shall hold Miyaki, its directors and officers and employees and [its sub-contractors and suppliers] (together the “Indemnitees”) harmless from and against the Liabilities and any and all related claims, damages, losses, costs and expenses (together “Damages”), and indemnify the Indemnitees from the Liabilities and Damages incurred or to be incurred by Indemnitees, and pay such the Liabilities and Damages to Miyaki upon request except that this Paragraph shall not apply to the extent (and in proportionate to) that the Liabilities and the Damages are attributable to the fraud or willful misconduct of the Indeminitee.

Article 6 (Warranty)

1.	Miyaki shall replace Product having defective coating, or process non-conformity, with conforming KASHIMACOATED Tubes, provided that the notice of such coating defect or process non-conformity is given by FOX within [12] months from the relevant bill of lading date. Miyaki shall pay all transportation costs for such Products. All of the other remedies with respect to the defective coating on the Products are excluded.

2.	Miyaki shall not have any obligation to pay damages and repair costs, or to repair the Tube outside Japan, or provide technical assistance or training for repair, development or otherwise.

3.	MIYAKI WARRANTS TO FOX THAT ALL COATING OF THE PRODUCTS WILL CONFORM TO THE KASHIMACOATING AND TO ALL FOX DRAWINGS AND SPECIFICATIONS WITH RESPECT TO THE COATING AND COATING / HANDLING PROCESS (BUT NOT OTHERWISE TO THE PARTS THEMSELVES). ALL OTHER WARRANTIES NOT EXPRESSLY INCLUDED HEREIN, INCLUDING, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXCLUDED.

Article 7 (Supply Chain Manual, Appendix E)

Appendix E (Terms and Conditions dated 1 July 2003) of FRS Supply Chain Manual shall apply to the transactions and Tubes procured hereunder, unless otherwise explicitly modified herein. The parties confirm that Sections 2, 10, 11, 13, 14, 18 and 23 of Appendix E (but not limited to these, if modified herein) are not applicable hereto.

Article 8 (Notice)

The order and notice shall be given as follows (until otherwise notified in writing)

To: FOX	Mark Garcia

130 Hangar Way

Watsonville, CA 95076 USA

To: Miyaki	Hitoshi Kawai

1-12-15 Sakuradai

Nishi-ku, Hamamatsu City

Shizuoka Prefecture

JAPAN

Article 9 (Terms and Termination)

1.	This Agreement shall become valid when both parties sign this Agreement and shall be valid for five (5) years; after that, this Agreement shall be automatically renewed for another one year (thereafter the same) unless the party gives a notice not to renewal this Agreement prior to the expiration date.

2.	Either party may terminate this Agreement (together with all outstanding individual contracts hereunder) by a 30 days written notice upon occurrence of any of the following:

(i)	A material breach by the other party of this Agreement which is not cured within 3 weeks after the notice; or

(ii)	The other party becomes insolvent, enters bankruptcy proceedings, or appointment of an administrator or trustee.

4.	Upon termination, Miyaki can cease to provide KASHIMA coating services, but FOX shall pay the price for any Products and the cost of any Tubes if the Products have been delivered at the port or Tubes have been purchased from the Taiwanese Supplier, before the termination of this Agreement.

Article 10 (Law; Jurisdiction)

This Agreement shall be governed by the laws of the State of California, USA excluding any choice of law provisions and the courts of Santa Cruz County California USA. shall have exclusive jurisdiction over any dispute in connection with or under this Agreement (including a dispute of each individual transaction hereunder).

                Date: September 17, 2009

FOX

/s/ Robert Kaswen
Robert Kaswen
CEO

Miyaki

/s/ Rokuro Ito
Rokuro Ito
President and CEO

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